Exhibit 99.6

[Letterhead of Lazard Freres & Co. LLC]

CONSENT OF LAZARD FRERES & CO. LLC

We hereby consent to (i) the use of our opinion letter, dated October 9, 2005, to the Board of Directors of Jefferson-Pilot Corporation (the “Company”), included as Annex E to the Joint Proxy Statement/Prospectus which forms a part of this Amendment No. 1 to the Registration Statement on Form S-4 relating to the proposed merger between the Company and a wholly owned subsidiary of Lincoln National Corporation, (ii) the references to such opinion in such Joint Proxy Statement/Prospectus and (iii) the use of our name in Amendment No. 1 to the Registration Statement on Form S-4 relating to the proposed merger between the Company and a wholly owned subsidiary of Lincoln National Corporation. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the aforementioned Amendment No. 1 to the Registration Statement on Form S-4. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Amendment No. 1 to the Registration Statement on Form S-4 within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: February 8, 2006

LAZARD FRERES & CO. LLC

By:    /s/ Stephen P. Campbell

Stephen P. Campbell

Managing Director